PROSPECTUS and	PRICING SUPPLEMENT NO. 18
PROSPECTUS SUPPLEMENT, each	Dated June 26, 2012
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $8,950,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 2.800% Senior Notes Due January 27, 2023

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ERT8 / US24422ERT81

Date of Issue:	June 29, 2012

Maturity Date:	January 27, 2023

Principal Amount:	$500,000,000

Issue Price:	99.726%

Interest Payment Dates:	Semi-annually on each January 27 and July 27, commencing on January 27, 2013

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	2.800% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:

	Name	Principal Amount Of Notes
	Deutsche Bank Securities Inc.	$150,000,000.00
	HSBC Securities (USA) Inc.	150,000,000.00
	J.P. Morgan Securities LLC	150,000,000.00
	Barclays Capital Inc.	25,000,000.00
	The Williams Capital Group, L.P.	25,000,000.00
	Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.251% plus accrued interest from June 29, 2012 if settlement occurs after that date.